Exhibit 99.1

FOR IMMEDIATE RELEASE:

CASI PHARMACEUTICALS ANNOUNCES SECOND QUARTER AND FIRST HALF 2018 FINANCIAL AND BUSINESS RESULTS

•	China FDA (CFDA) import drug registration priority review of EVOMELA® in progress and preparations continue for its commercial launch in China
•	CFDA review in progress for Marqibo® and Zevalin®
•	Entered into an agreement for the manufacturing of entecavir and cilostazol
•	Added to Russell 2000®, 3000® and Microcap® Indexes

ROCKVILLE, Md. (August 14, 2018) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a biopharmaceutical company dedicated to the development and delivery of high quality, cost-effective pharmaceutical products and innovative therapeutics to patients in the U.S., China and throughout the world, today reported financial results for the second quarter and six months ended June 30, 2018 and provided a review of recent accomplishments and anticipated upcoming milestones.

Ken K. Ren, Ph.D., CASI’s Chief Executive Officer, commented, “Our financial results for the second quarter of 2018 are in line with our expectations. We have made tremendous progress since the start of 2018 and remain committed to working with the relevant regulatory authorities and our strategic partners in the U.S. and in China to provide high quality, life-saving medications to patients. We will continue to advance our current product portfolio while evaluating additional opportunities to add further medicines to our pipeline.”

Second Quarter and Recent Business Highlights

China FDA (CFDA) import drug registration priority review of EVOMELA® in progress – On April 26, 2018, the Center for Drug Evaluation (CDE) of the China FDA held a Clinical Advisory Committee (the “Advisory Committee”) meeting to review the EVOMELA application. CASI has recently received a series of standard questions from the CFDA related to EVOMELA drug product production which usually reflect the final stage of CFDA assessment before approval based on the Import Drug Approval registration pathway. CASI is working with Spectrum Pharmaceuticals and its vendors from whom EVOMELA is in-licensed to address the questions and submit the requested documents.

Preparation continues for EVOMELA®’s commercial launch in China – CASI is building an in-house marketing and sales team with key members in place. The team is led by Thomas Zhang who has a 20-year track record of commercialization of multiple anti-cancer drugs in China for companies such as Roche and Johnson & Johnson.

CFDA review in progress for Marqibo® and Zevalin® – CASI continues to work with the CFDA on advancing Marqibo’s import drug clinical trial application and anticipates that the regulatory agency will complete its review within the next four to six months. The import drug clinical trial application for ZEVALIN is also in process with CFDA. The ZEVALIN antibody kit and the radioactive Yttrium-90 component of the application require separate submissions of which both are currently under technical review by the CDE of CFDA and the quality confirmatory testing by National Institute for Food and Drug Control (NIFDC) of CFDA as part of the regulatory review process.

Company enters into strategic manufacturing agreement – In June 2018, CASI entered into a strategic and long-term contracting manufacturing agreement for the manufacturing of entecavir and cilostazol. The partnership will support CASI’s plan to market and sell both products in China, U.S. and worldwide markets. Entecavir and cilostazol are part of the 29 abbreviated new drug applications (ANDAs) that were acquired from Sandoz in January 2018.

CASI added to Russell 2000®, 3000® and Microcap® Indexes – In July 2018, CASI announced that the company has been added to the Russell 2000®, 3000® and Microcap® Indexes.

Second Quarter and First Half 2018 Financial Results

Cash Position: As of June 30, 2018, CASI had cash and cash equivalents of $66.2 million compared to $49.9 million as of March 31, 2018. This increase primarily reflects the remaining gross proceeds of $20.7 million received in April 2018 related to CASI’s $50 million private placement announced in March 2018, partially offset by costs related to operating expenses during the quarter.

R&D Expenses: Research and development (R&D) expenses for the three and six months ended June 30, 2018, were $1.7 million and $3.4 million, respectively, compared to $1.7 million and $2.8 million for the same periods in 2017. The increase in R&D expenses primarily reflects personnel costs associated with the technology transfer activities and regulatory support associated with the recently acquired ANDA portfolio, offset by a decrease in costs related to the timing of the CFDA regulatory process of CASI’s in-licensed U.S. FDA approved assets from Spectrum Pharmaceuticals.

G&A Expenses: General and administrative (G&A) expenses for the three and six months ended June 30, 2018, were $4.0 million and $5.3 million, respectively, compared to $0.7 million and $1.3 million for the same periods in 2017. The increase in G&A over the prior year is primarily attributed to non-cash stock-based compensation expense for the stock options issued to the Company’s Executive Chairman and an increase in salary, benefits and recruitment expense in China, largely related to sales and marketing efforts to prepare for the anticipated launch of the Company’s first commercial product in China, as well as other G&A functions. There were also increased costs associated with business development related to exploratory acquisition activities, investor and public relations activities, and an increase in legal and other professional services fees during the 2018 period. G&A expenses include non-cash stock-based compensation of $1.5 million and $1.6 million for the three and six months ended June 30, 2018, respectively, compared to $0.1 million and $0.2 million in the respective periods in 2017.

Net Loss: The Company reported a net loss attributable to common shareholders for the three and six months ended June 30, 2018 of ($5.9) million, or ($0.07) per share, and ($9.5) million, or ($0.12) per share, respectively, compared to ($2.4) million, or ($0.04) per share, and ($4.1) million, or ($0.07) per share for the same periods in 2017. The larger net loss is primarily due to the non-cash stock-based compensation expense for stock options issued to the Company’s Executive Chairman, costs associated with the technology transfer activities and regulatory support for our ANDA portfolio, the write-off of approximately $0.7 million in January 2018 due to acquired in-process R&D primarily related to ANDAs not approved by the FDA, and increased costs associated with G&A functions, including employment costs for sales and marketing efforts, increased business development and investor relations activities, as well as other professional service fees.

Further information regarding the Company, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, can be found at www.casipharmaceuticals.com.

About CASI Pharmaceuticals, Inc.

CASI Pharmaceuticals (NASDAQ: CASI) is a U.S.-based biopharmaceutical company dedicated to the development and delivery of high quality, cost-effective pharmaceutical products and innovative therapeutics to patients in the U.S., China and throughout the world. CASI’s product pipeline features three U.S. Food and Drug Administration (FDA)-approved drugs in-licensed from Spectrum Pharmaceuticals, Inc. for China regional rights. These are currently in various stages in the regulatory process for market approval in China. The Company also acquired a portfolio of 25 FDA-approved abbreviated new drug applications (ANDAs), and four pipeline ANDAs that are pending FDA approval. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: risks relating to interests of our largest stockholders that differ from our other stockholders; the difficulty of executing our business strategy in China; the risk that we will not be able to effectively select, register and commercialize products from our recently acquired portfolio of abbreviated new drug applications (ANDAs);  our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the China Food and Drug Administration authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development;  risk that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, Marqibo® and Zevalin® are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com Brennan Doyle 617.221.9005 BDoyle@troutgroup.com	MEDIA CONTACT: PressComm PR, LLC Jamie Lacey-Moreira 410.299.3310 jamielacey@presscommpr.com

(Financial Table Follows)

CASI Pharmaceuticals, Inc.

SUMMARY OF OPERATING RESULTS

Three Months Ended

June 30,

	2018	2017

Total Revenues	$-	$-

Research & Development	$1,729,470	$1,727,407

General & Administrative	$4,042,347	$691,422

Net loss	$(5,859,783)	$(2,408,582)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.07)	$(0.04)

Weight average number of shares outstanding (basic and diluted)	86,029,692	60,196,574

Cash and cash equivalents	$66,215,678	$23,360,529

Six Months Ended

June 30,

	2018	2017

Research & Development	$3,426,703	$2,776,694

General & Administrative	$5,345,469	$1,335,585

Acquired in-process Research & development	$686,998	$-

Net loss	$(9,450,694)	$(4,108,764)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.12)	$(0.07)

Weighted average number of shares outstanding (basic and diluted)	78,663,271	60,196,574

Cash and cash equivalents	$66,215,678	$23,360,529

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